AXP(R) Partners
           Aggressive
               Growth
                     Fund

Annual Report
for the Period Ended
May 31, 2005

AXP Partners Aggressive Growth Fund seeks to provide shareholders with long-term capital growth.

(logo)                                                                  (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Partners Funds                                                         (R)

Table of Contents

Fund Snapshot                                             3

Performance Summary                                       4

Questions & Answers with Portfolio Management             5

The Fund's Long-term Performance                         10

Investments in Securities                                12

Financial Statements                                     16

Notes to Financial Statements                            19

Report of Independent Registered Public Accounting Firm  31

Federal Income Tax Information                           32

Fund Expenses Example                                    34

Board Members and Officers                               36

Approval of Investment Management Services Agreement     39

Proxy Voting                                             40

[DALBAR LOGO]

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Fund Snapshot
        AT MAY 31, 2005

PORTFOLIO MANAGERS

Turner Investment Partners, Inc.

Portfolio managers                Since               Years in industry
Christopher K. McHugh             4/03                       19
Robert E. Turner, CFA             4/03                       24
William C. McVail, CFA            4/03                       18

American Century Investment Management, Inc.

Portfolio managers                Since               Years in industry
Glenn A. Fogle, CFA               4/03                       18
David M. Holland                  3/04                        7

FUND OBJECTIVE

The Fund seeks to provide shareholders with long-term capital growth.

Inception dates by class
A: 4/24/03    B: 4/24/03   C: 4/24/03   I: 3/4/04    Y: 4/24/03

Ticker symbols by class
A: ASGFX      B: ARGBX     C: --        I: APAIX     Y: --

Total net assets                                          $71.9 million

Number of holdings                                                  202

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND   GROWTH
                         LARGE
                    X    MEDIUM   SIZE
                         SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

[PIE CHART]

Health care 21.8%
Information technology 21.1%
Consumer discretionary  19.1%
Industrials 10.7%
Financials 8.7%
Energy  6.0%
Short-term securities 3.4%
Telecommunications 2.6%
Consumer staples 2.3%
Materials 2.0%
Utilities 1.9%
Telecommunication services 0.4%

TOP TEN HOLDINGS

Percentage of portfolio assets

NII Holdings (Cellular telecommunications)                          1.7%
Cognizant Technology Solutions Cl A                                 1.4
(Computer software & services)
Goodrich (Aerospace & defense)                                      1.4
Station Casinos (Lodging & gaming)                                  1.4
VeriSign (Computer software & services)                             1.4
Aetna (Health care services)                                        1.3
Apple Computer (Computer hardware)                                  1.3
Caremark Rx (Health care services)                                  1.3
Henry Schein (Health care services)                                 1.3
Natl Oilwell Varco (Energy equipment & services)                    1.1

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stocks of medium-sized companies may be subject to more erratic or abrupt price movements than stocks of larger companies. Some of these companies may have fewer financial resources.

Fund holdings are subject to change.

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3   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT
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Performance Summary

[BAR CHART]

                             PERFORMANCE COMPARISON
                         For the year ended May 31, 2005

                         +6.17%     +10.57%      +7.43%

+6.17% = AXP Partners Aggressive Growth Fund Class A (excluding sales charge) +10.57% = Russell Midcap(R) Growth Index (unmanaged)
+7.43% = Lipper Mid-Cap Growth Funds Index

(see "The Fund`s Long-term Performance" for Index descriptions)

The performance information shown represents past performance and is not a guarantee of future results. The investment return and principal value of your investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (800) 862-7919 or visiting www.americanexpress.com/funds.

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart. If reflected, returns would be lower than those shown. The performance of other classes may vary from that shown because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

AVERAGE ANNUAL TOTAL RETURNS

                              Class A               Class B               Class C          Class I        Class Y
(Inception dates)            (4/24/03)             (4/24/03)             (4/24/03)        (3/4/04)       (4/24/03)
                                                      After                 After
                     NAV(1)      POP(2)    NAV(1)    CDSC(3)     NAV(1)    CDSC(4)         NAV(5)         NAV(6)
at May 31, 2005
1 year              +6.17%      +0.06%    +5.29%     +0.29%     +5.29%     +4.29%         +6.49%         +6.40%
Since inception    +21.70%     +18.31%   +20.73%    +19.17%    +20.73%    +20.73%         +3.18%        +21.90%

at June 30, 2005
1 year              +6.08%      -0.02%    +5.07%     +0.07%     +5.22%     +4.22%         +6.39%         +6.15%
Since inception    +21.78%     +18.52%   +20.79%    +19.31%    +20.79%    +20.79%         +4.46%        +21.98%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to eligible investors only, currently limited to AXP Portfolio Builder Series funds, six affiliated funds-of-funds.

(6) Sales charge is not applicable to these shares. Shares available to institutional investors only.

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4   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Questions & Answers
                WITH PORTFOLIO MANAGEMENT

AXP Partners Aggressive Growth Fund's Class A shares returned 6.17% (excluding sales charge) for the fiscal year ended May 31, 2005, underperforming the Fund's benchmark, the Russell Midcap Growth Index (Russell Index), which rose 10.57%. For the same 12-month period, the Fund also lagged its peer group, as represented by the Lipper Mid-Cap Growth Funds Index, which advanced 7.43%. American Century Investment Management, Inc. (American Century) and Turner Investment Partners, Inc. (Turner) each respectively managed 50.1% and 49.9% of the Fund's portfolio at May 31, 2005.

At May 31, 2005, approximately 55% of the Fund's shares were owned in aggregate by AXP Portfolio Builder Series funds, a group of six asset allocation funds managed by American Express Financial Corporation (AEFC). As a result of asset allocation decisions by AEFC, it is possible AXP Partners Aggressive Growth Fund may experience relatively large purchases or redemptions from AXP Portfolio Builder Funds (see page 25, Class I capital share transactions for related activity during the most recent fiscal period). AEFC seeks to minimize the impact of these transactions by structuring them over a reasonable period of time. AXP Partners Aggressive Growth Fund may experience increased expenses as it buys and sells securities to manage transactions for AXP Portfolio Builder Series funds. For more information on the Fund's expenses, see the discussions beginning on pages 23 and 34.

Q: What factors affected performance the most for your portion of AXP Partners Aggressive Growth Fund during the annual period?

    American Century: Our portion of the Fund trailed the Russell Index for the 12 months ended May 31, 2005. Volatile crude oil prices played a key role in the performance of both the broad U.S. stock market and our portion of the Fund throughout the annual period. Meanwhile, the weak performance of several health care stocks hampered our relative performance in the period, though we still produced overall positive absolute returns. On a relative basis, we also benefited from a large stake in the surging utilities sector and a lower exposure in financial stocks, which were dented by rising interest rates.

    However, positions in health care, information technology and consumer staples all detracted from our performance. One of our top 10 holdings, Boston Scientific, struggled as questions surfaced about its ability to compete with rival medical stent maker Johnson & Johnson. Overall, health care accounted for three of our top 10 absolute detractors.

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5   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT
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Questions & Answers

[BEGIN CALLOUT QUOTE]> We positioned the portfolio with a large exposure in energy stocks during much of the period to take advantage of the trend in rising crude oil prices. [END CALLOUT QUOTE]

       -- American Century

    Information technology stocks struggled throughout early 2005 amid sluggish demand, and our portion of the Fund reflected that pressure, despite its smaller position in the sector. We also suffered from weakness in several of our stocks in consumer staples, in particular Coca-Cola Enterprises.

    Turner: The majority of positive performance for the year can be attributed to holdings in the consumer discretionary and technology sectors. In the consumer discretionary sector, the casinos/gaming industry contributed to performance. Wynn Resorts and MGM Mirage had a positive effect on performance. Urban Outfitters and Chico's FAS in the retail apparel industry also added to performance. The majority of positive performance in the technology sector can be attributed to holdings in the computer communications industry. Specifically, F5 Networks produced strong relative results. The telecommunications equipment industry also posted good relative results.

    The health care sector was the largest detractor to performance for the year and the biotechnology industry had the worst overall relative industry performance. Specifically, Invitrogen and Neurocrine Biosciences had a negative impact on performance. The medical specialties industry also detracted from performance. In the financial services sector, the investment banks/brokers industry had a negative impact on performance. Holdings Legg Mason and Chicago Mercantile Exchange Holdings detracted from results. The financial publishing/servicing industry within the financial services sector also had an adverse impact on performance.

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6   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Questions & Answers

[BEGIN CALLOUT QUOTE]> After the strong run of value stocks in recent years, we believe we have positioned the portfolio to take advantage of a potential surge in traditional growth sectors. [END CALLOUT QUOTE]

       -- American Century

Q: What changes did you make to your portion of the Fund during the period and why?

    American Century: We positioned the portfolio with a large exposure in energy stocks during much of the period to take advantage of the trend in rising crude oil prices. Our lower exposure in consumer discretionary stocks -- driven mostly by jittery consumers -- masked our continued optimism for the hotels, restaurant and gaming stocks. In the meantime, we sold our top 10 worst performers while incrementally increasing stakes in a few of our long-time holdings, including health provider Aetna and Station Casinos.

    Turner: Throughout the annual period, we continued to focus on investing in companies in industries that we believe have strong earnings growth prospects in an improving U.S. economy. We added to our holdings in specialty retailers and luxury goods holdings during the fiscal year. Specifically, we increased positions in Coach and Chico's FAS and initiated positions in Bed Bath & Beyond and Urban Outfitters during the first half of the period. We feel these companies' loyal customer bases and strong brand awareness coupled with a pullback in the market on valuations provided us with an attractive opportunity to make these purchases. We also increased our exposure to the hotel/gaming/lodging area through holdings such as MGM Mirage and Station Casinos, seeking to benefit from a pickup in occupancy rates, increased travel and better consumer confidence.

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7   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Questions & Answers

[BEGIN CALLOUT QUOTE]> Since March growth stocks have improved their relative performance, and we think the trend could continue. [END CALLOUT QUOTE]

       -- Turner

Q:  How do you intend to manage your portion of the Fund in the coming months?

    American Century: We seek to identify mid-sized and smaller companies with solid fundamental data supporting acceleration in earnings and revenues. After the strong run of value stocks in recent years, we believe we have positioned the portfolio to take advantage of a potential surge in traditional growth sectors.

    On the other hand, we have scaled back stakes in energy and industrials, traditional value-oriented sectors. In particular, the substantial run-up in many energy stocks has reduced their attractiveness from a valuation standpoint.

    Turner: Some market strategists believe the Federal Reserve Board's (the
    Fed) actions will largely determine the stock market's destiny in the remainder of the year. As they see it, if the Fed stops raising rates in June or soon thereafter, the stock market could go up 10% or more for the year as a whole. Conversely, if the Fed keeps hiking rates to 3.75% or more over time, they think the stock market may find the going bumpy. This year the Fed Funds rate and other short-term rates have risen, but, surprisingly, longer rates have fallen. This has created a flattening yield curve -- the kind of curve that historically has been associated with reasonably good economic and stock market expansions.

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8   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Questions & Answers

[BEGIN CALLOUT QUOTE]> The majority of positive performance for the year can be attributed to holdings in the consumer discretionary and technology sectors. [END CALLOUT QUOTE]

       -- Turner

    Since March growth stocks have improved their relative performance, and we think the trend could continue. After more than five years of lagging results, growth stocks are due at some point -- some strategists say they are overdue -- to gain ground vs. value. Among growth segments, we think a rising level of capital spending will help lift previously out-of-favor technology and healthcare stocks, in particular.

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9   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

The Fund's Long-term Performance

The chart on the facing page illustrates the total value of an assumed $10,000 investment in AXP Partners Aggressive Growth Fund Class A shares (from 5/1/03 to 5/31/05) as compared to the performance of two widely cited performance indices, the Russell Midcap(R) Growth Index and the Lipper Mid-Cap Growth Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

The performance information shown represents past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Returns do not reflect taxes payable on distributions and redemptions. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (800) 862-7919 or visiting www.americanexpress.com/funds. Also see "Past Performance" in the Fund's current prospectus. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

DISTRIBUTION SUMMARY

The table below details the Fund's income and capital gain distributions for the fiscal years shown. More information on the other classes can be found in the Financial Highlights section of this report's Notes to Financial Statements.

                                             Class A
                                  Short-term       Long-term
Fiscal year ended    Income      capital gains   capital gains    Total
May 31, 2005          $0.02        $0.07             $--          $0.09
May 31, 2004             --         0.26              --           0.26
May 31, 2003(1)          --           --              --             --

(1) For the period from April 24, 2003 (when shares became publicly available) to May 31, 2003.

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10   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

[LINE CHART]

VALUE OF A HYPOTHETICAL $10,000 INVESTMENT IN AXP PARTNERS AGGRESSIVE GROWTH FUND

AXP Partners Aggressive
  Growth Fund Class A      $ 9,425     $10,390    $13,413    $14,240
Russell Midcap(R)
  Growth Index(1)          $10,000     $10,962    $13,935    $15,407
Lipper Mid-Cap Growth
  Funds Index(2)           $10,000     $10,827    $13,223    $14,205
                            5/1/03     5/31/03    5/31/04    5/31/05

$15,408 = AXP Partners Aggressive Growth Fund Class A (includes sales charge) $14,240 = Russell Midcap Growth Index(1)
$14,205  = Lipper Mid-Cap Growth Funds Index(2)

COMPARATIVE RESULTS

Results at May 31, 2005                                                            Since
                                                                  1 year       inception(3)
AXP Partners Aggressive Growth Fund (includes sales charge)
Class A     Cumulative value of $10,000                          $10,006         $14,240
            Average annual total return                           +0.06%         +18.31%
Russell Midcap Growth Index(1)
            Cumulative value of $10,000                          $11,057         $15,408
            Average annual total return                          +10.57%         +23.06%
Lipper Mid-Cap Growth Funds Index(2)
            Cumulative value of $10,000                          $10,743         $14,205
            Average annual total return                           +7.43%         +18.36%

Results for other share classes can be found on page 4.

(1) The Russell Midcap(R) Growth Index, an unmanaged index, measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000 Growth Index.

(2) The Lipper Mid-Cap Growth Funds Index includes the 30 largest mid-cap growth funds tracked by Lipper Inc. The index's returns include net reinvested dividends.

(3) Fund data is from April 24, 2003. Russell Midcap Growth Index and Lipper peer group data is from May 1, 2003.

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11   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Investments in Securities

AXP Partners Aggressive Growth Fund

May 31, 2005

(Percentages represent value of investments compared to net assets)

Common stocks (98.5%)
Issuer                                           Shares               Value(a)

Aerospace & defense (3.9%)
Goodrich                                       24,743               $1,035,741
Precision Castparts                             7,979                  620,208
Rockwell Automation                             5,680                  291,782
Rockwell Collins                               16,630                  821,356
Total                                                                2,769,087

Airlines (0.3%)
Southwest Airlines                             15,600                  226,980

Automotive & related (0.2%)
O'Reilly Automotive                             3,132(b)               173,983

Banks and savings & loans (2.3%)
City Natl                                       3,430                  243,633
Colonial BancGroup                             11,850                  264,137
Downey Financial                                2,286                  171,496
Northern Trust                                  5,350                  245,672
SVB Financial Group                             7,523(b)               359,298
Zions Bancorporation                            4,925                  348,887
Total                                                                1,633,123

Beverages & tobacco (1.0%)
Constellation Brands Cl A                       8,480(b)               235,829
Fortune Brands                                  4,710                  407,415
PepsiAmericas                                   3,092                   74,888
Total                                                                  718,132

Broker dealers (1.4%)
Affiliated Managers Group                       7,990(b)               532,933
Legg Mason                                      5,827                  478,863
Total                                                                1,011,796

Building materials & construction (0.9%)
Eagle Materials                                 2,003                  175,603
Martin Marietta Materials                       2,912                  177,778
Vulcan Materials                                4,722                  282,989
Total                                                                  636,370

Cellular telecommunications (2.6%)
Alamosa Holdings                               19,470(b)               240,455
America Movil ADR Series L                      3,107(c)               176,105
Nextel Partners Cl A                           10,780(b)               256,025
NII Holdings                                   20,329(b)             1,211,608
Total                                                                1,884,193

Common stocks (continued)
Issuer                                           Shares               Value(a)

Chemicals (0.7%)
Immucor                                        10,830(b)              $362,805
Praxair                                         3,470                  162,639
Total                                                                  525,444

Computer hardware (3.8%)
Apple Computer                                 24,807(b)               985,085
Hutchinson Technology                           4,342(b)               179,629
Komag                                           6,631(b)               191,304
Network Appliance                               5,806(b)               166,981
NVIDIA                                          6,581(b)               178,937
Seagate Technology                             32,008(b,c)             679,210
Trident Microsystems                            7,243(b)               153,407
Western Digital                                12,252(b)               183,903
Total                                                                2,718,456

Computer software & services (11.0%)
Autodesk                                        4,692                  185,709
Avid Technology                                 7,760(b)               455,046
Certegy                                         4,610                  173,106
CheckFree                                       7,930(b)               296,027
Citrix Systems                                 21,306(b)               536,059
CNET Networks                                  22,900(b)               237,702
Cognizant Technology
  Solutions Cl A                               21,889(b)             1,050,671
Cognos                                          2,690(b,c)             101,574
Comverse Technology                            16,850(b)               396,481
Emulex                                          9,576(b)               180,986
F5 Networks                                     8,090(b)               414,289
Global Payments                                 5,070                  351,351
Internet Security Systems                       7,759(b)               172,250
Ixia                                            9,150(b)               168,269
Juniper Networks                               18,610(b)               477,160
McAfee                                         11,745(b)               336,847
Mercury Interactive                             7,410(b)               334,339
MICROS Systems                                  4,123(b)               185,453
NAVTEQ                                          3,870(b)               147,641
Openwave Systems                               18,660(b)               290,163
SEI Investments                                 7,340                  255,138
VeriSign                                       32,198(b)             1,041,604
WebEx Communications                            5,594(b)               150,255
Total                                                                7,938,120

See accompanying notes to investments in securities.

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12   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Issuer                                           Shares               Value(a)

Electronics (6.3%)
Altera                                         24,970(b)              $554,084
American Power Conversion                       8,190                  208,517
Broadcom Cl A                                   8,970(b)               318,345
Cypress Semiconductor                          15,190(b)               196,407
Integrated Device Technology                   20,070(b)               245,456
Itron                                          13,610(b)               559,508
Jabil Circuit                                  10,575(b)               309,107
KLA-Tencor                                      9,710                  440,931
Lam Research                                    6,380(b)               195,738
Marvell Technology Group                       10,600(b,c)             434,176
Microsemi                                      15,297(b)               315,577
Natl Semiconductor                             11,730                  236,008
Photronics                                      7,927(b)               182,559
Trimble Navigation                              4,477(b)               177,782
Varian Semiconductor
  Equipment Associates                          3,450(b)               140,001
Total                                                                4,514,196

Energy (0.8%)
Peabody Energy                                  3,960                  189,050
XTO Energy                                     11,270                  350,723
Total                                                                  539,773

Energy equipment & services (5.3%)
Diamond Offshore Drilling                       4,930                  232,943
Grant Prideco                                   9,330(b)               224,107
Helmerich & Payne                              18,449                  765,080
Natl Oilwell Varco                             18,607(b)               837,314
Patterson-UTI Energy                           21,694                  574,674
Range Resources                                13,480                  311,388
Tenaris ADR                                     6,488(c)               452,538
Tidewater                                       4,300                  148,780
Ultra Petroleum                                10,610(b)               288,698
Total                                                                3,835,522

Engineering & construction (1.8%)
Hovnanian Enterprises Cl A                      3,029(b)               188,101
Jacobs Engineering Group                        9,080(b)               477,426
Shaw Group                                     29,586(b)               596,158
Total                                                                1,261,685

Finance companies (0.3%)
NASDAQ Stock Market                            10,990(b)               188,588

Financial services (2.0%)
Alliance Data Systems                           8,750(b)               330,050
Chicago Mercantile
  Exchange Holdings                             1,070                  231,323
Jefferies Group                                 4,540                  160,761
St. Joe                                         2,720                  214,526

Common stocks (continued)
Issuer                                           Shares               Value(a)

Financial services (cont.)
T Rowe Price Group                              8,560                 $510,691
Total                                                                1,447,351

Food (0.4%)
Campbell Soup                                   4,390                  136,222
Dean Foods                                      4,040(b)               157,439
Total                                                                  293,661

Furniture & appliances (0.3%)
Tempur-Pedic Intl                               8,060(b)               188,040

Health care products (8.7%)
Advanced Medical Optics                         6,970(b)               269,112
Affymetrix                                     10,169(b)               543,939
American Pharmaceutical Partners               15,155(b)               665,607
Bausch & Lomb                                   4,300                  335,787
Celgene                                        13,153(b)               556,897
CR Bard                                         6,800                  464,100
Dade Behring Holdings                           5,990                  400,432
Genzyme                                        10,420(b)               650,103
INAMED                                          2,030(b)               126,327
Intuitive Surgical                              7,587(b)               375,557
Kinetic Concepts                                2,160(b)               138,780
Laboratory Corp of America Holdings             4,710(b)               228,200
Medco Health Solutions                          6,490(b)               324,500
Patterson Companies                             6,430(b)               291,858
Sepracor                                        8,110(b)               492,764
Techne                                          3,787(b)               176,474
United Therapeutics                             3,699(b)               184,802
Total                                                                6,225,239

Health care services (13.7%)
Aetna                                          12,083                  942,595
Caremark Rx                                    20,818(b)               929,732
Cerner                                         11,310(b)               739,109
Community Health Systems                       18,849(b)               685,538
Covance                                         9,068(b)               395,909
DaVita                                          5,640(b)               259,778
Express Scripts                                 1,852(b)               171,106
Fisher Scientific Intl                          8,080(b)               504,677
Henry Schein                                   24,281(b)               978,282
Humana                                          9,920(b)               360,691
Kindred Healthcare                              4,376(b)               168,826
LCA-Vision                                      4,685                  206,983
LifePoint Hospitals                             4,088(b)               183,878
PacifiCare Health Systems                       8,031(b)               504,588
Pharmaceutical Product
  Development                                  14,846(b)               718,249
Quest Diagnostics                               2,490                  261,450
Triad Hospitals                                 4,410(b)               223,675

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
13   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Issuer                                           Shares               Value(a)

Health care services (cont.)
Universal Health Services Cl B                 11,859                 $692,921
WellPoint                                       6,220(b)               827,260
Total                                                                9,755,247

Home building (1.6%)
KB HOME                                         5,910                  399,161
Pulte Homes                                     2,376                  181,645
Standard-Pacific                                2,255                  180,671
Toll Brothers                                   4,484(b)               415,174
Total                                                                1,176,651

Household products (0.2%)
Jarden                                          3,501(b)               178,131

Industrial transportation (0.5%)
Landstar System                                 5,060(b)               170,724
UTI Worldwide                                   2,390(c)               176,263
Total                                                                  346,987

Insurance (1.0%)
CIGNA                                           1,775                  172,619
Fidelity Natl Financial                         4,910                  176,711
HCC Insurance Holdings                          8,836                  346,459
Total                                                                  695,789

Leisure time & entertainment (0.4%)
SCP Pool                                        3,753                  134,432
WMS Inds                                        5,450(b)               173,147
Total                                                                  307,579

Lodging & gaming (5.4%)
Boyd Gaming                                     6,719                  355,166
Harrah's Entertainment                         10,763                  772,891
Marriott Intl Cl A                              8,640                  583,546
MGM Mirage                                     12,480(b)               475,363
Penn Natl Gaming                               11,653(b)               379,538
Scientific Games Cl A                          11,180(b)               266,419
Station Casinos                                16,012                1,042,382
Total                                                                3,875,305

Machinery (1.8%)
Joy Global                                     16,939                  635,891
Oshkosh Truck                                   2,352                  187,548
Roper Inds                                      6,300                  440,370
Total                                                                1,263,809

Media (1.3%)
Getty Images                                    3,350(b)               250,714
Monster Worldwide                              17,950(b)               473,521
Sirius Satellite Radio                         40,430(b)               244,197
Total                                                                  968,432

Common stocks (continued)
Issuer                                           Shares               Value(a)

Metals (0.2%)
Allegheny Technologies                          7,820                 $166,253

Miscellaneous (0.3%)
Cogent                                         12,140(b)               243,528

Multi-industry (2.4%)
Actuant Cl A                                    5,520(b)               248,400
AMETEK                                          6,170                  235,879
Monsanto                                        6,092                  347,244
Pentair                                        18,042                  803,050
Textron                                         1,029                   79,531
Total                                                                1,714,104

Paper & packaging (0.2%)
Owens-Illinois                                  5,790(b)               148,861

Real estate investment trust (1.9%)
Equity Office Properties Trust                  5,169                  167,941
General Growth Properties                       4,602                  179,155
Host Marriott                                  11,050                  185,087
Public Storage                                  2,835                  170,469
Simon Property Group                            2,590                  177,985
Starwood Hotels &
  Resorts Worldwide Unit                        5,670                  317,350
Vornado Realty Trust                            2,164                  170,307
Total                                                                1,368,294

Restaurants (1.3%)
Cheesecake Factory                              8,050(b)               284,246
Darden Restaurants                              5,436                  176,561
Panera Bread Cl A                               3,148(b)               198,954
PF Chang's China Bistro                         4,560(b)               270,271
Total                                                                  930,032

Retail -- drugstores (0.7%)
CVS                                             9,627                  528,041

Retail -- general (6.1%)
Abercrombie & Fitch Cl A                        6,311                 $361,810
Advance Auto Parts                              4,832(b)               286,393
bebe stores                                     4,985                  191,972
Bed Bath & Beyond                              12,830(b)               521,540
CDW                                             4,110                  239,120
Federated Dept Stores                           2,541                  171,390
Hibbett Sporting Goods                          5,083(b)               178,515
JC Penney                                       3,484                  173,364
Men's Wearhouse                                10,950(b)               562,501
Michaels Stores                                13,696                  576,738
Nordstrom                                       2,990                  182,510
Whole Foods Market                              5,473                  651,177

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
14   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Issuer                                           Shares               Value(a)

Retail -- general (cont.)
Williams-Sonoma                                 7,060(b)              $277,670
Total                                                                4,374,700

Telecom equipment & services (0.4%)
ARRIS Group                                    16,033(b)               138,846
Scientific-Atlanta                              5,150                  171,495
Total                                                                  310,341

Textiles & apparel (2.8%)
Chico's FAS                                    15,510(b)               530,597
Coach                                          21,300(b)               618,552
Urban Outfitters                               14,542(b)               775,670
Warnaco Group                                   5,500(b)               117,370
Total                                                                2,042,189

Utilities -- electric (1.5%)
DTE Energy                                      3,697                  175,755
Edison Intl                                     4,556                  167,433
TXU                                             9,234                  741,306
Total                                                                1,084,494

Utilities -- natural gas (0.4%)
Questar                                         4,980                  313,939

Common stocks (continued)
Issuer                                           Shares               Value(a)

Utilities -- telephone (0.4%)
Amdocs                                         10,450(b,c)            $284,763

Total common stocks
(Cost: $65,200,780)                                                $70,807,208

Short-term securities (3.5%)
Issuer                 Effective                 Amount               Value(a)
                         yield                 payable at
                                                maturity
Commercial paper
CRC Funding LLC
  06-01-05                3.05%            $1,400,000               $1,399,882
HSBC Finance
  06-01-05                3.07              1,100,000                1,099,906

Total short-term securities
(Cost: $2,500,000)                                                  $2,499,788

Total investments in securities
(Cost: $67,700,780)(d)                                             $73,306,996

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)   Non-income producing.

(c) Foreign security values are stated in U.S. dollars. At May 31, 2005, the value of foreign securities represented 3.2% of net assets.

(d) At May 31, 2005, the cost of securities for federal income tax purposes was $67,959,272 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

      Unrealized appreciation                                       $5,788,833
      Unrealized depreciation                                         (441,109)
                                                                      --------
      Net unrealized appreciation                                   $5,347,724
                                                                    ----------

How to find information about the Fund's portfolio holdings

(i) The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (Commission) for the first and third quarters of each fiscal year on Form N-Q;

(ii) The Fund's Forms N-Q are available on the Commission's website at http://www.sec.gov;

(iii) The Fund's Forms N-Q may be reviewed and copied at the Commission's Public Reference Room in Washington, DC (information on the operations of the Public Reference Room may be obtained by calling 1-800-SEC-0330); and

(iv) The Fund's complete schedule of portfolio holdings, as disclosed in its annual and semiannual shareholder reports and in its filings on Form N-Q, can be found at www.americanexpress.com/funds.

--------------------------------------------------------------------------------
15   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Partners Aggressive Growth Fund

May 31, 2005
Assets
Investments in securities, at value (Note 1)
   (identified cost $67,700,780)                                                                                $73,306,996
Cash in bank on demand deposit                                                                                      110,168
Capital shares receivable                                                                                            28,284
Dividends and accrued interest receivable                                                                            28,255
Receivable for investment securities sold                                                                         2,485,819
                                                                                                                  ---------
Total assets                                                                                                     75,959,522
                                                                                                                 ----------
Liabilities
Capital shares payable                                                                                               48,859
Payable for investment securities purchased                                                                       3,982,471
Accrued investment management services fee                                                                            6,974
Accrued distribution fee                                                                                              1,477
Accrued transfer agency fee                                                                                             957
Accrued administrative services fee                                                                                     470
Other accrued expenses                                                                                               67,773
                                                                                                                     ------
Total liabilities                                                                                                 4,108,981
                                                                                                                  ---------
Net assets applicable to outstanding capital stock                                                              $71,850,541
                                                                                                                ===========
Represented by
Capital stock -- $.01 par value (Note 1)                                                                        $    98,491
Additional paid-in capital                                                                                       66,998,225
Undistributed net investment income                                                                                     109
Accumulated net realized gain (loss) (Note 6)                                                                      (852,500)
Unrealized appreciation (depreciation) on investments                                                             5,606,216
                                                                                                                  ---------
Total -- representing net assets applicable to outstanding capital stock                                        $71,850,541
                                                                                                                ===========
Net assets applicable to outstanding shares:                Class A                                             $25,011,144
                                                            Class B                                             $ 6,887,053
                                                            Class C                                             $   441,567
                                                            Class I                                             $39,475,546
                                                            Class Y                                             $    35,231
Net asset value per share of outstanding capital stock:     Class A shares              3,432,844               $      7.29
                                                            Class B shares                959,077               $      7.18
                                                            Class C shares                 61,518               $      7.18
                                                            Class I shares              5,390,829               $      7.32
                                                            Class Y shares                  4,821               $      7.31
                                                                                            -----               -----------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
16   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Statement of operations
AXP Partners Aggressive Growth Fund

Year ended May 31, 2005
Investment income
Dividends                                                                       $  239,689
Interest                                                                            49,540
   Less foreign taxes withheld                                                        (803)
                                                                                      ----
Total income                                                                       288,426
                                                                                   -------
Expenses (Note 2):
Investment management services fee                                                 399,501
Distribution fee
   Class A                                                                          53,023
   Class B                                                                          48,357
   Class C                                                                           3,331
Transfer agency fee                                                                 57,113
Incremental transfer agency fee
   Class A                                                                           4,751
   Class B                                                                           2,458
   Class C                                                                             152
Service fee -- Class Y                                                                  34
Administrative services fees and expenses                                           24,630
Compensation of board members                                                        8,589
Custodian fees                                                                     124,750
Printing and postage                                                                31,005
Registration fees                                                                   56,673
Audit fees                                                                          18,000
Other                                                                                4,603
                                                                                     -----
Total expenses                                                                     836,970
   Expenses waived/reimbursed by AEFC (Note 2)                                    (160,260)
                                                                                  --------
                                                                                   676,710
   Earnings credits on cash balances (Note 2)                                         (361)
                                                                                      ----
Total net expenses                                                                 676,349
                                                                                   -------
Investment income (loss) -- net                                                   (387,923)
                                                                                  --------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                 (466,315)
   Foreign currency transactions                                                    (5,275)
                                                                                    ------
Net realized gain (loss) on investments                                           (471,590)
Net change in unrealized appreciation (depreciation) on investments              3,657,382
                                                                                 ---------
Net gain (loss) on investments                                                   3,185,792
                                                                                 ---------
Net increase (decrease) in net assets resulting from operations                 $2,797,869
                                                                                ==========

See accompanying notes to financial statements.
--------------------------------------------------------------------------------
17   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Statements of changes in net assets
AXP Partners Aggressive Growth Fund

Year ended May 31,                                                                         2005                       2004
Operations and distributions
Investment income (loss) -- net                                                       $  (387,923)              $  (160,780)
Net realized gain (loss) on investments                                                  (471,590)                  898,730
Net change in unrealized appreciation (depreciation) on investments                     3,657,382                 1,456,830
                                                                                        ---------                 ---------
Net increase (decrease) in net assets resulting from operations                         2,797,869                 2,194,780
                                                                                        ---------                 ---------
Distributions to shareholders from:
   Net investment income
      Class A                                                                             (45,007)                 (391,278)
      Class B                                                                                  --                   (76,795)
      Class C                                                                                  --                    (3,089)
      Class I                                                                             (51,354)                       --
      Class Y                                                                                 (87)                   (1,303)
   Net realized gain
      Class A                                                                            (246,040)                       --
      Class B                                                                             (51,788)                       --
      Class C                                                                              (3,559)                       --
      Class I                                                                            (139,015)                       --
      Class Y                                                                                (321)                       --
                                                                                         --------                  --------
Total distributions                                                                      (537,171)                 (472,465)
                                                                                         --------                  --------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                             16,827,755                11,603,550
   Class B shares                                                                       5,226,812                 3,460,228
   Class C shares                                                                         212,899                   222,647
   Class I shares                                                                      34,131,333                 6,420,055
   Class Y shares                                                                          18,116                    13,284
Reinvestment of distributions at net asset value
   Class A shares                                                                         218,876                   182,283
   Class B shares                                                                          51,335                    76,154
   Class C shares                                                                           3,385                     2,480
   Class I shares                                                                         190,223                        --
   Class Y shares                                                                             218                       780
Payments for redemptions
   Class A shares                                                                      (9,893,555)               (1,476,873)
   Class B shares (Note 2)                                                             (1,978,351)                 (474,819)
   Class C shares (Note 2)                                                                (33,864)                       --
   Class I shares                                                                      (1,935,046)                  (30,154)
   Class Y shares                                                                         (15,827)                  (10,250)
                                                                                          -------                   -------
Increase (decrease) in net assets from capital share transactions                      43,024,309                19,989,365
                                                                                       ----------                ----------
Total increase (decrease) in net assets                                                45,285,007                21,711,680
Net assets at beginning of year                                                        26,565,534                 4,853,854
                                                                                       ----------                 ---------
Net assets at end of year                                                             $71,850,541               $26,565,534
                                                                                      ===========               ===========
Undistributed (excess of distributions over) net investment income                    $       109               $   (86,211)
                                                                                      -----------               -----------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
18   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Notes to Financial Statements

AXP Partners Aggressive Growth Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Partners Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Partners Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in equity securities of medium-sized U.S. companies.

The Fund offers Class A, Class B, Class C and Class Y shares.

o  Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth year of ownership.

o  Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

The Fund offers an additional class of shares, Class I, exclusively to certain institutional investors. Class I shares have no sales charge and are made available through a separate prospectus supplement provided to investors eligible to purchase the shares. At May 31, 2005, American Express Financial Corporation (AEFC) and the AXP Portfolio Builder Series funds owned 100% of Class I shares, which represents 54.94% of the Fund's net assets.

At May 31, 2005, AEFC and the Portfolio Builder Series funds owned approximately 55% of the total outstanding Fund shares.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, transfer agency fees and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to U.S. generally accepted accounting principles requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
19   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Pursuant to procedures adopted by the Board of Directors of the funds, AEFC utilizes Fair Value Pricing (FVP). FVP determinations are made in good faith in accordance with these procedures. If a development or event is so significant that there is a reasonably high degree of certainty that the effect of the development or event has actually caused the closing price to no longer reflect the actual value, the closing prices, as determined at the close of the applicable foreign market, may be adjusted to reflect the fair value of the affected foreign securities as of the close of the New York Stock Exchange. Significant events include material movements in the U.S. securities markets prior to the opening of foreign markets on the following trading day. FVP results in an estimated price that reasonably reflects the current market conditions in order to value the portfolio holdings such that shareholder transactions receive a fair net asset value. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

--------------------------------------------------------------------------------
20   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Guarantees and indemnifications

Under the Fund's organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, certain of the Fund's contracts with its service providers contain general indemnification clauses. The Fund's maximum exposure under these arrangements is unknown since the amount of any future claims that may be made against the Fund cannot be determined and the Fund has no historical basis for predicting the likelihood of any such claims.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

--------------------------------------------------------------------------------
21   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been increased by $570,691 and accumulated net realized loss has been increased by $302,411 resulting in a net reclassification adjustment to decrease paid-in capital by $268,250.

The tax character of distributions paid for the years indicated is as follows:

Year ended May 31,                                        2005            2004
Class A
Distributions paid from:
     Ordinary income                                 $ 270,901        $391,728
     Long-term capital gain                             20,146              --
Class B
Distributions paid from:
     Ordinary income                                    47,547          76,795
     Long-term capital gain                              4,241              --
Class C
Distributions paid from:
     Ordinary income                                     3,264           3,089
     Long-term capital gain                                295              --
Class I*
Distributions paid from:
     Ordinary income                                   178,986              --
     Long-term capital gain                             11,383              --
Class Y
Distributions paid from:
     Ordinary income                                       382           1,303
     Long-term capital gain                                 26              --

* Inception date was March 4, 2004.

At of May 31, 2005, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                                       $       --
Accumulated long-term gain (loss)                                   $ (593,899)
Unrealized appreciation (depreciation)                              $5,347,724

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

--------------------------------------------------------------------------------
22   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets that declines from 0.89% to 0.765% annually as the Fund's assets increase. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Mid-Cap Growth Funds Index. In certain circumstances, the board may approve a change in the Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment increased the fee by $1,158 for the year ended May 31, 2005.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets that declines from 0.06% to 0.035% annually as the Fund's assets increase. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

AEFC has Subadvisory Agreements with Turner Investment Partners, Inc. and American Century Investment Management, Inc. New investments in the Fund, net of any redemptions, are allocated in accordance with AEFC's determination of the allocation that is in the best interests of the Fund's shareholders. Each subadviser's proportionate share of investments in the Fund will vary due to market fluctuations.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o  Class A $19.50

o  Class B $20.50

o  Class C $20.00

o  Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

Class I pays a transfer agency fee at an annual rate per shareholder account of $1. This amount is included in the transfer agency fee on the statement of operations.

--------------------------------------------------------------------------------
23   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

In addition, AECSC is entitled to charge an annual closed account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution pursuant to Rule 12b-1, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $161,189 for Class A, $4,679 for Class B and $10 for Class C for the year ended May 31, 2005.

For the year ended May 31, 2005, AEFC and its affiliates waived certain fees and expenses to 1.55% for Class A, 2.34% for Class B, 2.35% for Class C, 1.23% for Class I and 1.37% for Class Y. Of these waived fees and expenses, the class specific transfer agency fees waived for Class A, Class B, Class C and Class Y were $35,551, $7,634, $470 and $59, respectively, and the management fees waived at the Fund level were $116,546. Beginning June 1, 2005, AEFC and its affiliates have agreed to waive certain fees and expenses until May 31, 2006. Under this agreement, net expenses will not exceed 1.53% for Class A, 2.32% for Class B, 2.33% for Class C, 1.21% for Class I and 1.35% for Class Y of the Fund's average daily net assets.

During the year ended May 31, 2005, the Fund's custodian and transfer agency fees were reduced by $361 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $136,640,970 and $94,394,725, respectively, for the year ended May 31, 2005. Realized gains and losses are determined on an identified cost basis.

Broker Commissions paid to brokers affiliated with the subadvisors were $27 for the year ended May 31, 2005.

--------------------------------------------------------------------------------
24   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                              Year ended May 31, 2005
                                              Class A      Class B       Class C      Class I      Class Y
Sold                                        2,400,596      752,817        31,064    4,745,978        2,453
Issued for reinvested distributions            30,107        7,140           471       26,058           30
Redeemed                                   (1,377,012)    (288,973)       (4,848)    (299,763)      (2,096)
                                           ----------     --------        ------     --------       ------
Net increase (decrease)                     1,053,691      470,984        26,687    4,472,273          387
                                            ---------      -------        ------    ---------          ---

                                                              Year ended May 31, 2004
                                              Class A      Class B       Class C     Class I*      Class Y
Sold                                        1,744,673      522,941        32,449      922,932        2,104
Issued for reinvested distributions            27,958       11,734           382           --          120
Redeemed                                     (231,427)     (70,303)           --       (4,376)      (1,435)
                                             --------      -------        ------       ------       ------
Net increase (decrease)                     1,541,204      464,372        32,831      918,556          789
                                            ---------      -------        ------      -------          ---

* Inception date was March 4, 2004.

5. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by The Bank of New York, whereby the Fund may borrow for the temporary funding of shareholder redemptions or for other temporary or emergency purposes. The agreement went into effect Sept. 21, 2004. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the higher of the Federal Funds Effective Rate plus 0.50% or the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $500 million with Deutsche Bank. The Fund had no borrowings outstanding during the year ended May 31, 2005.

6. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund had a capital loss carry-over of $593,899 at May 31, 2005, that if not offset by capital gains will expire in 2013.

It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
25   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

7. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended May 31,                                                    2005             2004              2003(b)
Net asset value, beginning of period                                          $6.95            $5.60             $5.08
                                                                              -----            -----             -----
Income from investment operations:
Net investment income (loss)                                                   (.03)            (.04)             (.01)
Net gains (losses) (both realized and unrealized)                               .46             1.65               .53
                                                                              -----            -----             -----
Total from investment operations                                                .43             1.61               .52
                                                                              -----            -----             -----
Less distributions:
Dividends from investment income                                               (.02)              --                --
Distributions from realized gains                                              (.07)            (.26)               --
                                                                              -----            -----             -----
Total distributions                                                            (.09)            (.26)               --
                                                                              -----            -----             -----
Net asset value, end of period                                                $7.29            $6.95             $5.60
                                                                              -----            -----             -----
Ratios/supplemental data
Net assets, end of period (in millions)                                         $25              $17                $5
Ratio of expenses to average daily net assets(c),(d)                          1.55%            1.55%             1.46%(e)
Ratio of net investment income (loss) to average daily net assets             (.90%)          (1.20%)           (1.20%)(e)
Portfolio turnover rate (excluding short-term securities)                      218%             189%               27%
Total return(f)                                                               6.17%           29.09%            10.24%(g)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from April 24, 2003 (when shares became publicly available) to May 31, 2003.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.97%, 3.02% and 24.14% for the periods ended May 31, 2005, 2004 and 2003, respectively.

(e)  Adjusted to an annual basis.

(f)  Total return does not reflect payment of a sales charge.

(g)  Not annualized.

--------------------------------------------------------------------------------
26   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended May 31,                                                    2005             2004              2003(b)
Net asset value, beginning of period                                          $6.89            $5.59             $5.08
                                                                              -----            -----             -----
Income from investment operations:
Net investment income (loss)                                                   (.06)            (.07)             (.02)
Net gains (losses) (both realized and unrealized)                               .42             1.63               .53
                                                                              -----            -----             -----
Total from investment operations                                                .36             1.56               .51
                                                                              -----            -----             -----
Less distributions:
Distributions from realized gains                                              (.07)            (.26)               --
                                                                              -----            -----             -----
Net asset value, end of period                                                $7.18            $6.89             $5.59
                                                                              -----            -----             -----
Ratios/supplemental data
Net assets, end of period (in millions)                                          $7               $3               $--
Ratio of expenses to average daily net assets(c),(d)                          2.34%            2.34%             2.25%(e)
Ratio of net investment income (loss) to average daily net assets            (1.70%)          (1.97%)           (1.92%)(e)
Portfolio turnover rate (excluding short-term securities)                      218%             189%               27%
Total return(f)                                                               5.29%           28.22%            10.04%(g)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from April 24, 2003 (when shares became publicly available) to May 31, 2003.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.75%, 3.81% and 24.93% for the periods ended May 31, 2005, 2004 and 2003, respectively.

(e)  Adjusted to an annual basis.

(f)  Total return does not reflect payment of a sales charge.

(g)  Not annualized.

--------------------------------------------------------------------------------
27   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended May 31,                                                    2005             2004              2003(b)
Net asset value, beginning of period                                          $6.89            $5.59             $5.08
                                                                              -----            -----             -----
Income from investment operations:
Net investment income (loss)                                                   (.07)            (.07)             (.02)
Net gains (losses) (both realized and unrealized)                               .43             1.63               .53
                                                                              -----            -----             -----
Total from investment operations                                                .36             1.56               .51
                                                                              -----            -----             -----
Less distributions:
Distributions from realized gains                                              (.07)            (.26)               --
                                                                              -----            -----             -----
Net asset value, end of period                                                $7.18            $6.89             $5.59
                                                                              -----            -----             -----
Ratios/supplemental data
Net assets, end of period (in millions)                                         $--              $--               $--
Ratio of expenses to average daily net assets(c),(d)                          2.35%            2.35%             2.21%(e)
Ratio of net investment income (loss) to average daily net assets            (1.70%)          (1.98%)           (1.95%)(e)
Portfolio turnover rate (excluding short-term securities)                      218%             189%               27%
Total return(f)                                                               5.29%           28.22%            10.04%(g)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from April 24, 2003 (when shares became publicly available) to May 31, 2003.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.75%, 3.82% and 24.94% for the periods ended May 31, 2005, 2004 and 2003, respectively.

(e)  Adjusted to an annual basis.

(f)  Total return does not reflect payment of a sales charge.

(g)  Not annualized.

--------------------------------------------------------------------------------
28   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Class I
Per share income and capital changes(a)
Fiscal period ended May 31,                                                    2005             2004(b)
Net asset value, beginning of period                                          $6.97            $7.14
                                                                              -----            -----
Income from investment operations:
Net investment income (loss)                                                     --             (.03)
Net gains (losses) (both realized and unrealized)                               .45             (.14)
                                                                              -----            -----
Total from investment operations                                                .45             (.17)
                                                                              -----            -----
Less distributions:
Dividends from net investment income                                           (.03)              --
Distributions from realized gains                                              (.07)              --
                                                                              -----            -----
Total distributions                                                            (.10)              --
                                                                              -----            -----
Net asset value, end of period                                                $7.32            $6.97
                                                                              -----            -----
Ratios/supplemental data
Net assets, end of period (in millions)                                         $39               $6
Ratio of expenses to average daily net assets(c),(d)                          1.23%            1.14%(e)
Ratio of net investment income (loss) to average daily net assets             (.59%)           (.72%)(e)
Portfolio turnover rate (excluding short-term securities)                      218%             189%
Total return(f)                                                               6.49%           (2.38%)(g)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was March 4, 2004.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class I would have been 1.50% and 2.70% for the periods ended May 31, 2005 and 2004, respectively.

(e)  Adjusted to an annual basis.

(f)  Total return does not reflect payment of a sales charge.

(g)  Not annualized.

--------------------------------------------------------------------------------
29   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended May 31,                                                    2005             2004              2003(b)
Net asset value, beginning of period                                          $6.96            $5.60             $5.08
                                                                              -----            -----             -----
Income from investment operations:
Net investment income (loss)                                                   (.01)            (.04)             (.01)
Net gains (losses) (both realized and unrealized)                               .45             1.66               .53
                                                                              -----            -----             -----
Total from investment operations                                                .44             1.62               .52
                                                                              -----            -----             -----
Less distributions:
Dividends from net investment income                                           (.02)              --                --
Distributions from realized gains                                              (.07)            (.26)               --
                                                                              -----            -----             -----
Total distributions                                                            (.09)            (.26)               --
                                                                              -----            -----             -----
Net asset value, end of period                                                $7.31            $6.96             $5.60
                                                                              -----            -----             -----
Ratios/supplemental data
Net assets, end of period (in millions)                                         $--              $--               $--
Ratio of expenses to average daily net assets(c),(d)                          1.37%            1.37%             1.30%(e)
Ratio of net investment income (loss) to average daily net assets             (.74%)          (1.03%)           (1.03%)(e)
Portfolio turnover rate (excluding short-term securities)                      218%             189%               27%
Total return(f)                                                               6.40%           29.26%            10.24%(g)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from April 24, 2003 (when shares became publicly available) to May 31, 2003.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.80%, 2.84% and 23.96% for the periods ended May 31, 2005, 2004 and 2003, respectively.

(e)  Adjusted to an annual basis.

(f)  Total return does not reflect payment of a sales charge.

(g)  Not annualized.

--------------------------------------------------------------------------------
30   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Report of Independent
                Registered Public Accounting Firm

THE BOARD AND SHAREHOLDERS

AXP PARTNERS SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Partners Aggressive Growth Fund (a series of AXP Partners Series, Inc.) as of May 31, 2005, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended May 31, 2005, and the financial highlights for each of the years in the two-year period ended May 31, 2005 and for the period from April 24, 2003 (when shares became publicly available) to May 31, 2003. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of May 31, 2005, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Partners Aggressive Growth Fund as of May 31, 2005, the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Minneapolis, Minnesota

July 20, 2005

--------------------------------------------------------------------------------
31   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Federal Income Tax Information

(UNAUDITED)

The Fund is required by the Internal Revenue Code of 1986 to tell its shareholders about the tax treatment of the dividends it pays during its fiscal year. The dividends listed below are reported to you on Form 1099-DIV, Dividends and Distributions. Shareholders should consult a tax advisor on how to report distributions for state and local tax purposes.

AXP Partners Aggressive Growth Fund
Fiscal year ended May 31, 2005

Class A

Income distributions -- taxable as dividend income:
     Qualified Dividend Income for individuals                           3.23%
     Dividends Received Deduction for corporations                       3.17%

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.08228

Capital gain distributions -- taxable as long-term capital gain.

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.00612
Total distributions                                                   $0.08840

Class B

Income distributions -- taxable as dividend income:
     Qualified Dividend Income for individuals                           3.23%
     Dividends Received Deduction for corporations                       3.17%

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.06862

Capital gain distributions -- taxable as long-term capital gain.

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.00612
Total distributions                                                   $0.07474

Class C

Income distributions -- taxable as dividend income:
     Qualified Dividend Income for individuals                           3.23%
     Dividends Received Deduction for corporations                       3.17%

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.06862

Capital gain distributions -- taxable as long-term capital gain.

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.00612
Total distributions                                                   $0.07474

--------------------------------------------------------------------------------
32   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Class I

Income distributions -- taxable as dividend income:
     Qualified Dividend Income for individuals                           3.23%
     Dividends Received Deduction for corporations                       3.17%

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.09623

Capital gain distributions -- taxable as long-term capital gain.

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.00612
Total distributions                                                   $0.10235

Class Y

Income distributions -- taxable as dividend income:
     Qualified Dividend Income for individuals                           3.23%
     Dividends Received Deduction for corporations                       3.17%

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.08883

Capital gain distributions -- taxable as long-term capital gain.

Payable date                                                         Per share
Dec. 20, 2004                                                         $0.00612
Total distributions                                                   $0.09495

--------------------------------------------------------------------------------
33   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Fund Expenses Example

(UNAUDITED)

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the six months ended May 31, 2005.

Actual Expenses

The first line of the table provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled "Expenses paid during the period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads). Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

--------------------------------------------------------------------------------
34   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

                                                    Beginning             Ending         Expenses           Annualized
                                                  account value        account value   paid during            expense
                                                  Dec. 1, 2004         May 31, 2005    the period(a)           ratio
Class A
     Actual(b)                                       $1,000             $1,022.00       $7.81(c)              1.55%
     Hypothetical (5% return before expenses)        $1,000             $1,017.20       $7.80(c)              1.55%
Class B
     Actual(b)                                       $1,000             $1,017.50      $11.77(c)              2.34%
     Hypothetical (5% return before expenses)        $1,000             $1,013.26      $11.75(c)              2.34%
Class C
     Actual(b)                                       $1,000             $1,017.50      $11.82(c)              2.35%
     Hypothetical (5% return before expenses)        $1,000             $1,013.21      $11.80(c)              2.35%
Class I
     Actual(b)                                       $1,000             $1,022.40       $6.20(c)              1.23%
     Hypothetical (5% return before expenses)        $1,000             $1,018.80       $6.19(c)              1.23%
Class Y
     Actual(b)                                       $1,000             $1,022.80       $6.91(c)              1.37%
     Hypothetical (5% return before expenses)        $1,000             $1,018.10       $6.89(c)              1.37%

(a) Expenses are equal to the Fund's annualized expense ratio as indicated above, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period).

(b) Based on the actual return for the six months ended May 31, 2005: +2.20% for Class A, +1.75% for Class B, +1.75% for Class C, +2.24% for Class I and +2.28% for Class Y.

(c) Beginning June 1, 2005, AEFC and its affiliates have contractually agreed to waive certain fees and to absorb certain expenses until May 31, 2006, unless sooner terminated at the discretion of the Fund's Board of Directors. Under this agreement, net expenses will not exceed 1.53% for Class A; 2.32% for Class B; 2.33% for Class C; 1.21% for Class I and 1.35% for Class Y. If this agreement had been in place for the entire six-month period ended May 31, 2005, the actual expenses paid would have been: $7.71 for Class A, $11.67 for Class B, $11.72 for Class C, $6.10 for Class I and $6.81 for Class Y; the hypothetical expenses paid would have been: $7.70 for Class A, $11.65 for Class B, $11.70 for Class C, $6.09 for Class I and $6.79 for Class Y.

--------------------------------------------------------------------------------
35   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 14 Master Trust portfolios and 90 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                     Position held   Principal occupation during    Other directorships
                                       with Fund and   past five years
                                       length of
                                       service
-------------------------------------- --------------- ------------------------------ -----------------------------
Arne H. Carlson                        Board member    Chair, Board Services
901 S. Marquette Ave.                  since 1999      Corporation (provides
Minneapolis, MN 55402                                  administrative services to
Age 70                                                 boards). Former Governor
                                                       of Minnesota
-------------------------------------- --------------- ------------------------------ -----------------------------
Philip J. Carroll, Jr.                 Board member    Retired Chairman and CEO,      Scottish Power PLC, Vulcan
901 S. Marquette Ave.                  since 2002      Fluor Corporation              Materials Company, Inc.
Minneapolis, MN 55402                                  (engineering and               (construction
Age 67                                                 construction) since 1998       materials/chemicals)
-------------------------------------- --------------- ------------------------------ -----------------------------
Livio D. DeSimone                      Board member    Retired Chair of the Board     Cargill, Incorporated
30 Seventh Street East                 since 2001      and Chief Executive Officer,   (commodity merchants and
Suite 3050                                             Minnesota Mining and           processors), General Mills,
St. Paul, MN 55101-4901                                Manufacturing (3M)             Inc. (consumer foods),
Age 71                                                                                Vulcan Materials Company
                                                                                      (construction materials/
                                                                                      chemicals), Milliken &
                                                                                      Company (textiles and
                                                                                      chemicals), and Nexia
                                                                                      Biotechnologies, Inc.
-------------------------------------- --------------- ------------------------------ -----------------------------
Patricia M. Flynn                      Board member    Trustee Professor of           BostonFed Bancorp, Inc.
901 S. Marquette Ave.                  since 2004      Economics and Management,      (holding company) and its
Minneapolis, MN 55402                                  Bentley College since 2002;    subsidiary Boston Federal
Age 54                                                 former Dean, McCallum          Savings Bank
                                                       Graduate School of Business,
                                                       Bentley College from 1999 to
                                                       2002
-------------------------------------- --------------- ------------------------------ -----------------------------
Anne P. Jones                          Board member    Attorney and Consultant
901 S. Marquette Ave.                  since 1985
Minneapolis, MN 55402
Age 70
-------------------------------------- --------------- ------------------------------ -----------------------------
Stephen R. Lewis, Jr.                  Board member    Retired President and          Valmont Industries, Inc.
901 S. Marquette Ave.                  since 2002      Professor of Economics,        (manufactures irrigation
Minneapolis, MN 55402                                  Carleton College               systems)
Age 66
-------------------------------------- --------------- ------------------------------ -----------------------------

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36   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                     Position        Principal occupation during     Other directorships
                                       held  with      past five years
                                       Fund and
                                       length of
                                       service
-------------------------------------- --------------- ------------------------------- ----------------------------
Catherine James Paglia                 Board member    Director, Enterprise Asset      Strategic Distribution,
901 S. Marquette Ave.                  since 2004      Management, Inc. (private       Inc. (transportation,
Minneapolis, MN 55402                                  real estate and asset           distribution and logistics
Age 52                                                 management company) since 1999  consultants)
-------------------------------------- --------------- ------------------------------- ----------------------------
Alan K. Simpson                        Board member    Former three-term United
1201 Sunshine Ave.                     since 1997      States Senator for Wyoming
Cody, WY 82414
Age 73
-------------------------------------- --------------- ------------------------------- ----------------------------
Alison Taunton-Rigby                   Board member    Founder and Chief Executive     Hybridon, Inc.
901 S. Marquette Ave.                  since 2002      Officer, RiboNovix, Inc.        (biotechnology)
Minneapolis, MN 55402                                  since 2004; President,
Age 61                                                 Forester Biotech since 2000;
                                                       prior to that, President and
                                                       CEO, Aquila
                                                       Biopharmaceuticals, Inc.
-------------------------------------- --------------- ------------------------------- ----------------------------

Board Member Affiliated with AEFC*

Name, address, age                     Position held   Principal occupation during     Other directorships
                                       with Fund and   past five years
                                       length of
                                       service
-------------------------------------- --------------- ------------------------------- ----------------------------
William F. Truscott                    Board member    Senior Vice President - Chief
53600 AXP Financial Center             since 2001,     Investment Officer of AEFC
Minneapolis, MN 55474                  Vice President  since 2001. Former Chief
Age 44                                 since 2002      Investment Officer and
                                                       Managing Director, Zurich
                                                       Scudder Investments
-------------------------------------- --------------- ------------------------------- ----------------------------

* Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
37   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                     Position held   Principal occupation during     Other directorships
                                       with Fund and   past five years
                                       length of
                                       service
-------------------------------------- --------------- ------------------------------- ----------------------------
Jeffrey P. Fox                         Treasurer       Vice President - Investment
105 AXP Financial Center               since 2002      Accounting, AEFC, since
Minneapolis, MN 55474                                  2002;  Vice President -
Age 50                                                 Finance, American Express
                                                       Company, 2000-2002;  Vice
                                                       President - Corporate
                                                       Controller, AEFC, 1996-2000
-------------------------------------- --------------- ------------------------------- ----------------------------
Paula R. Meyer                         President       Senior Vice President and
596 AXP Financial Center               since 2002      General Manager - Mutual
Minneapolis, MN 55474                                  Funds, AEFC, since 2002; Vice
Age 51                                                 President and Managing
                                                       Director - American Express
                                                       Funds, AEFC, 2000-2002; Vice
                                                       President, AEFC,  1998-2000
-------------------------------------- --------------- ------------------------------- ----------------------------
Leslie L. Ogg                          Vice            President of Board Services
901 S. Marquette Ave.                  President,      Corporation
Minneapolis, MN 55402 Age 66           General
                                       Counsel, and
                                       Secretary
                                       since 1978
-------------------------------------- --------------- ------------------------------- ----------------------------
Beth E. Weimer                         Chief           Vice President and Chief
172 AXP Financial Center               Compliance      Compliance Officer, AEFC,
Minneapolis, MN 55474                  Officer since   since 2001;  Vice President
Age 52                                 2004            and Chief Compliance Officer,
                                                       AEFA, 2001-2005; Partner,
                                                       Arthur Andersen Regulatory
                                                       Risk Services, 1998-2001
-------------------------------------- --------------- ------------------------------- ----------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

--------------------------------------------------------------------------------
38   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

Approval of Investment Management Services Agreement

American Express Financial Corporation (AEFC), a wholly-owned subsidiary of American Express Company, serves as the investment manager to the Fund. Under an Investment Management Services Agreement (the Agreement), AEFC provides investment advice and other services to the Fund. Throughout the year, the Funds' Board of Directors and the Board's Investment Review Committee monitor these services.

Each year the Board determines whether to continue the Agreement by evaluating the quality and level of service received and the costs associated with those services. AEFC prepares detailed reports for the Board and its Contracts Committee in March and April and provides data prepared by independent organizations to assist the Board in making this determination. The Board gives considerable weight to the work, deliberations and conclusions of the Contracts and Investment Review Committees in determining whether to continue the Agreement.

On February 1, 2005, American Express Company announced its intention to pursue a spin-off of AEFC by distributing shares of the common stock of AEFC to shareholders of American Express Company. At a meeting held in person on April 14, 2005, the Board, including a majority of the independent members, approved the continuation of the Agreement for an interim period, not to exceed one year, ending on the later of (i) the effective date of the spin-off or (ii) the approval by the Fund's shareholders of a new investment management services agreement with AEFC (the Interim Period). The spin-off will not result in an "assignment" of the Agreement under the Investment Company Act of 1940 and, therefore, will not cause the termination of the Agreement according to its terms. In connection with the spin-off AEFC has proposed that going forward, services under the Agreement be provided by an affiliate, RiverSource Investments, LLC (RiverSource). Independent counsel advised the Board that it would be prudent, in connection with the spin-off, to consider a new agreement with RiverSource and to seek shareholder approval of that agreement as soon as practical thereafter.

Investment performance is a major factor in the evaluation process, and the Board reviewed the Fund's performance over a range of different periods by comparing its performance to relevant Lipper and broader market indices. The Board considered that over time the Fund's investment performance should be above the median for a peer group of funds with similar investment goals and noted that the Fund's investment performance in 2004 approximated the median.

The Board noted that, in addition to portfolio management and investment research, AEFC provides portfolio trading, daily net asset value calculation, management of cash flow, product development, administration of its compliance and legal departments, access to distribution, accounting and recordkeeping, and reporting to the Board and shareholders. To evaluate these services, the Board referred to surveys and benchmarks established by commercial providers, trade associations and AEFC's internal processes. The Board concluded that the services provided were consistent with services provided by investment managers to comparable mutual funds.

--------------------------------------------------------------------------------
39   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

The Board also evaluated the price paid for the services provided by AEFC, noting the existence of a pricing philosophy, established by the Board and AEFC, that seeks to maintain total Fund expenses within a range of the median expenses charged to comparable funds sold through financial advisors. The Board considered detailed information set forth in an annual report on fees and expenses, including, among other things, data showing a comparison of the Fund's expenses with median expenses paid by funds in its comparison group and data showing the Fund's contribution to AEFC's profitability. The Board determined that while the Fund's expenses are higher than the median for its comparison group, the existing fee waiver has been increased to reduce further the expenses the Fund will pay.

The Board considered the economies of scale that might be realized by AEFC as the Fund grew and took note of the extent to which Fund shareholders also might benefit from such growth. The Board considered that the Agreement provided for lower fees as assets increase at pre-established breakpoints and concluded that the Agreement satisfactorily provided for sharing these economies of scale.

The Board took into account the Contracts Committee's discussion comparing the fees AEFC charges to the Fund with those it charges to institutional clients, noting that the relatively higher fees paid by the Fund were principally attributable to the additional services required to manage a regulated mutual fund, like the Fund, and the operation of a large mutual fund family. The Board also considered the profitability realized by AEFC and its affiliates from its relationship with the Fund. The Board took into account the services acquired by AEFC through the use of commission dollars paid by the Fund on portfolio transactions. The Board concluded that AEFC's overall costs and profitability were appropriate, although profitability may be too low on an ongoing basis.

The Board noted that the fees paid by the Fund should permit AEFC to offer competitive compensation to its personnel, make necessary investments in its business and earn an appropriate profit. Based on the foregoing, the Board concluded that the fees paid to AEFC under the Agreement were fair and reasonable and determined to approve renewal of the Agreement for the Interim Period.

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the website americanexpress.com/funds; or by searching the website of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available at http://www.sec.gov.

--------------------------------------------------------------------------------
40   ---   AXP PARTNERS AGGRESSIVE GROWTH FUND  ---   2005 ANNUAL REPORT

(logo)
AMERICAN
 EXPRESS
(R)

American Express Partners Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.